UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2006

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On December 21, 2006, Mesa Air Group, Inc. (“Mesa”), through a newly formed wholly-owned subsidiary, entered into a Joint Venture Agreement with Shenzhen Airlines, Ltd. (“Shenzhen”), and Shan Yue SRL, to create a regional airline in China. The name of the airline has not yet been determined. Under the terms of the Joint Venture Agreement, the joint venture entity intends to offer common carrier passenger service to the public on PRC domestic and international flights. The new airline is expected to commence scheduled services within 12 months, initially operating 50-seat regional jets on domestic routes within the People’s Republic of China (“PRC”). Focus cities for the new services will include Shenzhen, Beijing, Chongqing, Xiamen, Nanjing, Kunming, Dalian, Shenyang, Xian, Zhengzhou and Nanning.
          Under the terms of the Joint Venture Agreement, Mesa has agreed to assist the new airline in securing aircraft and spare part supplies from foreign suppliers and to provide high level executives for the management of the joint venture and technical support, including pilot, maintenance and operations support and training for employees of the joint venture. Each party’s obligation to make capital contributions to the joint venture will be subject to the joint venture’s receipt of applicable regulatory approvals and the ongoing operational requirements of the joint venture. Although the joint venture has received the preliminary approval of the Civil Aviation Authority of China, commencement of the regional airline’s operations remains subject to the final approval of applicable regulatory agencies in the PRC.
          The press release announcing this transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 21, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: December 27, 2006	By:	/s/ GEORGE MURNANE III

Name: GEORGE MURNANE III Title: Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 21, 2006.